Exhibit 23.4

Consent of Independent Reservoir Engineers

We hereby consent to the incorporation by reference in the Registration Statements No. 333-130688 on Form F-3 and No. 333-137655 on Form S-8 of Storm Cat Energy Corporation of the information derived from our reports evaluating Storm Cat’s petroleum and natural gas reserves, as of December 31, 2005 and December 31, 2006, included in and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2006 of Storm Cat and its subsidiaries each as filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C. H. (Scott) Rees III
C. H. (Scott) Rees III
President and Chief Operating Officer

Dallas, Texas

March 15, 2007